Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

MONTEREY CAPITAL ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(1)	457(f)(2)	14,975,085	0.01	$149,750.85	0.00014760	$22.11
Total						$149,750.85		$22.11

(1)

Based on the number of shares of Class A common stock, $0.0001 par value per share, of the registrant (“Common Stock”) being registered represents (i) 14,500,000 shares of Common Stock issuable as consideration in connection with the business combination (the “Business Combination) involving Monterey Capital Acquisition Corporation (“MCAC”) and ConnectM Technology Solutions, Inc. (“ConnectM”) to holders of common stock of ConnectM, including up to 14,422,392 shares of Common Stock that will be issued to holders of common stock of ConnectM in connection with the Business Combination as described in the proxy statement/prospectus forming part of this registration statement and up to 77,678 shares of Common Stock that may be issued upon the exercise of outstanding warrants to purchase shares of common stock of ConnectM being assumed in connection with the Business Combination, assuming an exchange ratio of approximately 3.329 shares of Common Stock issued for each share of common stock of ConnectM, assuming that the Business Combination were to occur on November 10, 2023, and (ii) up to 475,015 shares of Common Stock that may be issued upon the exercise of outstanding options to purchase shares of common stock of ConnectM (whether vested or unvested) being assumed in connection with the Business Combination.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. ConnectM is a private company, and no market exists for its securities, and ConnectM has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the ConnectM securities expected to be exchanged in the Business Combination, including ConnectM securities issuable upon the exercise of options. This calculation results in an offering price per share of less than $0.01, therefore, the value of each share of common stock of ConnectM has been rounded up to $0.01 for purposes of calculating the filing fee.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00014760.